Kulicke & Soffa Industries Inc.
1005 Virginia Drive
Fort Washington, PA 19034 USA

215784-6000 phone
215-659-7588 fax
www.kns.com

9 March 2011                                                                                                                     Exhibit 10.1

Alan Schindler
Fort Washington, Pennsylvania

This letter outlines the terms and conditions of your long-term assignment in Singapore as the Senior Vice President of Global Operations reporting to Bruno Guilmart, President and CEO of Kulicke and Soffa Industries Inc (the “Company”).

You will remain an employee of the Company.  The terms and conditions of your assignment will be effective beginning April 1, 2011 for a period of 36 months, subject to immigration approvals.

Pre-Departure Preparations

Immigration:  The Company will process and pay for any locally required documentation to enable you to work in the host location and for accompanying family members to live in the host location, including visas and work permits.  You are responsible for providing all required documentation.

Tax Planning:  A pre-assignment tax consultation with KPMG will be scheduled in your home location to familiarize you with the Company’s tax policies and to ensure you are informed of your tax liabilities while on assignment.

Relocation and Household Goods Move

Air Shipment of Personal Effects:  The Company will arrange to ship your personal effects from your home location to your host location up to a maximum of 750 pounds.   For repatriation to the home location, the Company will pay the cost of no more than 20% more than the weight of the initial shipment.  Personal effects are limited to clothing, items for personal use, linens, small appliances that will operate in the host country and kitchen utensils.

Sea/Land Shipment of Household Goods: The Company will pay the cost of shipment for household goods from your home location to your host location up to a maximum of 7,500 lbs.  For repatriation to the home location, the Company will pay the cost of no more than 20% more than the weight of the initial shipment.

Interim Living Expenses – Should it be necessary for you to stay in a hotel or service apartment until your residence is available, the Company will reimburse the following for up to 30 days:
o	Room
o	Laundry
o	Meals
o	Normal gratuities

Kulicke & Soffa Industries Inc.
1005 Virginia Drive
Fort Washington, PA 19034 USA

215784-6000 phone
215-659-7588 fax
www.kns.com

Compensation

Base Salary:  Effective April 1, 2011, your base salary rate will be $280,000 USD per year.

Incentive Target:  You will participate in the incentive cash bonus plan for executive officers.  Effective April 1, 2011, your incentive target is 65% of your base salary with a payout range of 0% to 200% of target based on performance.  For fiscal 2011, incentives are awarded and paid quarterly.  Performance targets will be determined by the Management Development and Compensation Committee of the Board of Directors of the Company (the “MDCC”).   The terms of the incentive cash bonus plan for executive officers may be revised by the MDCC at any time.

Equity Award:  Upon your start date, the Company will grant to you a total of 135,000 restricted share units.  These shares will be granted to you as follows:

You will be granted 67,500 share units in the form of Performance Share Units under the Company’s 2009 Equity Plan.  The service period and the performance period are thirty-six months.  The award cliff-vests 36 months from the date of grant.  The payout will be between 0% and 200% of the number of share units granted, based upon shareholder return relative to a market index.

You will be granted 27,000 share units in the form of Restricted Share Units under the Company’s 2009 Equity Plan.  The award cliff-vests 36 months from the date of grant and there will additional performance conditions for the award to vest based upon specific objectives relating to your assignment as determined and approved by the MDCC.

You will be granted 40,500 share units in the form of Restricted Share Units under the Company’s 2009 Equity Plan.  The award vests ratably over 36 months, with one-third vesting on each anniversary of the grant date.

Following these initial assignment equity awards, you will not be entitled to additional equity grants during your 3-year assignment.

Please refer to the Company’s Proxy Statement dated 12/31/2009 and the 2009 Equity Plan for plan details.

Equity Ownership Guideline

You will be expected to reach and maintain an ownership level of one time your annual base salary.  A copy of the Equity Ownership Guidelines will be provided to you.  The Equity Ownership Guidelines are subject to modification by the MDCC in light of, among other things, changes in applicable regulations or market practices.

Kulicke & Soffa Industries Inc.
1005 Virginia Drive
Fort Washington, PA 19034 USA

215784-6000 phone
215-659-7588 fax
www.kns.com

Long-Term Assignment Allowances and Benefits-in-Kind

Relocation Allowance: You will receive a one-time lump sum payment at the beginning of your assignment equal to $150,000 USD.  This cash payment must be returned to the Company on a pro rata basis if your employment is terminated by the Company for “Cause” or if you resign for any reason other than “Good Reason,” (as such terms are defined in the Officer Severance Pay Plan) before the end of your 36 month assignment to Singapore.  The pro rata portion owed to the Company will be based on full months remaining of your 36 month assignment at the date of termination.

Housing:  The Company will provide a monthly housing allowance of S$10,000 for the duration of your assignment in Singapore.  We will arrange for the Company approved housing agent to assist you for the house hunting.

Home Leave:  The Company will reimburse you up to an annual budget equal to 6 round trip economy airfares between the U.S. and Singapore.  The days not worked during the home country visit are charged against your home country vacation entitlement.

Healthcare:  You and your dependents on assignment will be covered by global medical coverage while on assignment.

Taxation

Tax Equalization and Hypothetical Liability
•	As a long-term assignee you will be tax-equalized on your Company-sourced income including base salary, bonus and equity income
•	An estimated hypothetical tax based on home country tax regulations and rates will be deducted on an ongoing basis from your pay.
•	At year-end, a reconciliation will be calculated on your tax-equalized income and the hypothetical tax deducted to ensure that you are not owed/owe money to/by the Company.

Tax Filings and Actual Liability
•	The Company will provide the tax preparation and filing services of KPMG in the home and host location for all tax years affected by your long-term assignment.
•	It is your responsibility to set up appointments with KPMG in the home and host locations and to provide all necessary documentation in a timely manner.
•	You are responsible for the correct and timely filing of all required tax returns and related statements.

Kulicke & Soffa Industries Inc.
1005 Virginia Drive
Fort Washington, PA 19034 USA

215784-6000 phone
215-659-7588 fax
www.kns.com

Assignment Performance Bonus

You will be entitled to receive an assignment bonus of $150,000 USD payable in 3 equal installments on the anniversary dates of your assignment start date.  Goals and objectives for each payment will be defined in April 2011 and are subject to approval of the MDCC.

Repatriation

At the end of your assignment, the Company will repatriate you back to your point of origin.  Repatriation assistance shall be the benefits listed under “Relocation and Household Goods Move” section above as well as airfare for you and your spouse.

Recovery of Previously Paid Executive Compensation

If the Board of Directors of the Company or the MDCC determines that any fraud, gross negligence or intentional misconduct by you was a significant factor contributing to the Company restating all or a portion of its financial statement(s), the Board or the Committee will take, in its discretion, such action as it deems necessary to remedy the fraud, gross negligence or intentional misconduct and prevent its recurrence. The Board or the Committee will also review the facts and circumstances underlying the restatement, and if any incentive award was calculated based on the achievement of financial results that were subsequently reduced due to a restatement, may in its discretion (i) require reimbursement to the Company of all or a portion of the incentive award; (ii) cancel any unvested or outstanding incentive award; and (iii) seek reimbursement of any gains realized on the exercise of the incentive awards. Under the policy, the Company may seek to recover or recoup incentive awards that were paid or vested up to 60 months prior to the date the applicable restatement is disclosed.  The terms of this policy are subject to modification by the Board of Directors in light of, among other things, changes in applicable regulations or market practices.

Full Time Employment

You will devote your full time, attention, and energies to the business of the Company, and will not engage in any other business activity.  You are permitted to serve on the boards of directors of other companies, only with the prior consent of the Chief Executive Officer, and as long as such service on outside boards of directors does not, in the opinion of the Chief Executive Officer, conflict or interfere with your duties to the Company or KSI.

Termination/Resignation of Employment:

Termination:  This agreement shall confer no rights on you to remain employed by the Company or any of its subsidiaries for the term of this Agreement or for any other period of time.  The Company or any of its subsidiaries may terminate your employment at any time, with or without cause, to the fullest extent permitted by applicable law and in accordance with Company policy.  Should the Company terminate you while you are on assignment, the Company will pay the cost of repatriation to your point of origin in the home location.

Kulicke & Soffa Industries Inc.
1005 Virginia Drive
Fort Washington, PA 19034 USA

215784-6000 phone
215-659-7588 fax
www.kns.com

Severance:  If the Company terminates you while on assignment or at the end of your assignment, the eligibility for severance and/or termination benefits will be based on Officer Severance Pay Plan dated March 2009 and equal to 18 months of base salary.  If termination benefits in the host location are mandatory, any host location benefits received will be offset from the home location severance benefit.

Resignation:  Should you resign from the Company while on assignment to accept a position with another company, the Company will have no responsibility to relocate you to either your home location or to the location of your new employer nor any continued responsibility for your assignment allowances.

This Agreement and any share unit agreements, confidentiality agreements, non-compete agreements, training bonds, and employment contracts currently in place, collectively the “Other Agreements,” constitute the entire agreement between parties pertaining to the subject matter contained herein and therein.

No supplement, modification, waiver or amendment of this Agreement or Other Agreements shall be binding unless executed in writing by you and an officer of the Company or an officer of the relevant Company subsidiary.  Without limiting the generality of the foregoing, neither the Company nor any of it subsidiaries shall be bound by any written, electronic or oral agreement, representation or undertaking to pay you any additional amount or employ you for any specific period of time, unless such agreement, representation or undertaking is in writing and is executed by you and an officer of the Company.

By signing below, you have accepted and agreed to the terms and conditions in this letter.

By:
	Bruno Gulmart	3/10/2011
	/s/ Bruno Guilmart	Date
President and CEO

Clay Miller	3/10/2011
/s/ Clay Miller	Date
SVP Shared Services & CIO

Accepted and Agreed:

Alan Schindler	3/11/2011
/s/ Alan Schindler	Date